UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 1, 2006

ZUMIEZ INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction of Incorporation)

000-51300	91-1040022
(Commission File Number)	(IRS Employer Identification No.)

6300 Merrill Creek Parkway, Suite B, Everett, Washington	98203
(Address of Principal Executive Offices)	(Zip Code)

(425) 551-1500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement

On September 1, 2006, Zumiez Inc. (the “Company”) entered into a secured credit agreement (the “Credit Agreement”) with Wells Fargo HSBC Trade Bank, N.A. (“Wells Fargo”).  The Credit Agreement provides the Company with a senior revolving credit facility through August 30, 2009 of up to $25.0 million (the “New Facility”).  The New Facility replaces the Company’s $20.0 million secured revolving credit facility with Bank of America, N.A. (the “Prior Facility”), which terminated effective August 31, 2006.  See Item 1.02.  “Termination of a Material Definitive Agreement” below.

Amounts outstanding under the New Facility will bear interest at a floating rate of the prime rate minus 0.50% or a fixed rate of LIBOR plus 1.00%, in each case depending on the type of borrowing being made.  The Company’s obligations under the New Facility are secured by a first priority lien in the Company’s accounts receivable, inventory and equipment.  The Company must also provide financial information and statements to Wells Fargo.  The New Facility also contains financial covenants that require the Company to meet certain specified financial ratios, including, minimum net income after taxes, maximum leverage, and quick ratio.

Item 1.02.                                          Termination of a Material Definitive Agreement

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02.  On August 31, 2006, the Prior Facility with Bank of America, N.A. was terminated.  The Prior Facility was scheduled to expire on July 1, 2006 and had been extended on a month-to-month basis through its expiration on August 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.
(Registrant)

Date: September 8, 2006	By:	/s/ Richard M. Brooks
Richard M. Brooks
President and Chief Executive Officer